Exhibit 10.1

EXECUTION VERSION

SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AND SECURITY AGREEMENT

Dated as of January 20, 2009

between

Apex Silver Mines Limited

and

Sumitomo Corporation

as Lender

1.	Definitions; Rules of Interpretation		3

2.	AMOUNT AND TERMS OF THE CREDIT FACILITY		3

	2.1	The Loan	3

	2.2	Reserved	3

	2.3	Payments	4

	2.4	Right of Set-Off	5

	2.5	Use of Proceeds	5

	2.6	Interest Rate	6

	2.7	Indemnity	6

	2.8	Single Loan	6

	2.9	Super-Priority Nature of Obligations and Lender’s Liens	7

	2.10	Payment of Obligations	8

	2.11	No Discharge; Survival of Claims	9

	2.12	Release	9

	2.13	Waiver of Any Priming Rights	9

	2.14	Reserved	10

3.	COLLATERAL		10

	3.1	Security	10

	3.2	Perfection of Security Interests	10

	3.3	Cash Collateral Account	11

	3.4	Rights of Lender	11

	3.5	Preservation of Collateral	11

	3.6	Lender’s Appointment as Attorney-in-Fact	12

4.	CONDITIONS PRECEDENT		13

	4.1	Conditions to the Initial Advance	13

	4.2	Further Conditions to the Loan	14

5.	REPRESENTATIONS AND WARRANTIES		15

	5.1	Organization; Powers	15

	5.2	Authorization; Enforceability	15

	5.3	Governmental Approvals; No Conflicts	15

	5.4	Properties	16

	5.5	Legal Proceedings	16

	5.6	Compliance with Applicable Laws and Agreements	16

(continued)

(continued)

(continued)

		Page

13.13	Press Releases and Related Matters	32

13.14	Reinstatement	32

13.15	Advice of Counsel	33

13.16	No Strict Construction	33

13.17	Parties Including Trustees; Bankruptcy Court Proceedings	33

13.18	USA PATRIOT Act Notice	33

13.19	Lender Standstill	33

INDEX OF APPENDICES

Annex A (Recitals)	–	Definitions
Annex B	–	Closing Checklist
Annex C	–	Financial Statement Reporting
Annex D	–	Notice Addresses
Exhibit A	–	Initial MSC Projected Cash Forecast
Exhibit B	–	Form of Disbursement Request
Exhibit C	–	Form of Interim Order
Exhibit D	–	Form of Final Order
Exhibit E	–	Form of Compliance Certificate
Exhibit F	–	Initial Apex Budget
Schedule 3.3	–	Securities Accounts and Deposit Accounts
Schedule 5.5	–	Legal Proceedings
Schedule 8.1	–	Indebtedness Outstanding on the Petition Date
Schedule 8.2	–	Liens Existing on the Petition Date
Schedule 8.4	–	Investments Existing on the Petition Date

v

This SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated as of January 20, 2009 between Apex Silver Mines Limited (“Apex” or “Borrower”), a corporation organized and existing under the laws of the Cayman Islands, and Sumitomo Corporation, a corporation organized and existing under the laws of Japan (the “Lender”).

RECITALS

WHEREAS, on January 12, 2009 (the “Petition Date”), Borrower commenced a voluntary proceeding under Case No. 09-10182 (JMP) (the “Chapter 11 Case”), by filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  Borrower continues to operate its business as Debtor-in-Possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, Borrower and Lender indirectly own all of the issued and outstanding Stock or other equity interests of Minera San Cristóbal, S.A. (“MSC”), a sociedad anónima organized under the laws of Bolivia engaged in the business of metals mining;

WHEREAS, Borrower and Lender indirectly own all of the issued and outstanding Stock or other equity interests of Apex Metals Marketing GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Switzerland (“AMM”);

WHEREAS, Borrower directly owns all of the issued and outstanding Stock or other equity interests of Apex Luxembourg S.À. R.L., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Apex Luxembourg”);

WHEREAS, Borrower indirectly owns all of the issued and outstanding Stock or other equity interests of Apex Silver Mines Sweden AB, a privat aktiebolag organized under the laws of the Kingdom of Sweden  (“Apex Sweden”);

WHEREAS, Apex Sweden, Apex Luxembourg, SC Minerals Aktiebolag (“SC Minerals”) and MSC are parties to that certain MSC Shareholders Agreement dated as of September 25, 2006 (the “MSC Shareholders Agreement”);

WHEREAS, Borrower, Lender, Apex Luxembourg, Apex Sweden, Apex Silver Mines Corporation, ASC Bolivia LDC, Surcursal Bolivia, and SC Minterals are parties to that certain Purchase and Sale Agreement, dated as of January 12, 2009 (the “Purchase Agreement”), pursuant to the terms of which Lender and its Affiliates have agreed to purchase all of Borrower’s indirectly owned Stock and other equity interests in MSC, AMM and the other assets identified in the Purchase Agreement (collectively, the “Purchased Properties”) subject to the terms and conditions set forth in the Purchase Agreement and Bankruptcy Court approval;

WHEREAS, Borrower has guaranteed the performance of Borrower’s Affiliates’ obligations under the Purchase Agreement;

WHEREAS, Borrower, Lender, the Supporting Senior Lenders (as identified therein), and certain Supporting Subordinated Noteholders (as identified therein) are parties to that certain

Plan Support Agreement and accompanying Plan Term Sheet, dated as of January 12, 2009 (the “Plan Support Agreement”);

WHEREAS, Borrower has agreed to commence, and seek prompt confirmation of, a pre-arranged Chapter 11 plan of reorganization upon the terms and subject to the conditions of the Plan Support Agreement;

WHEREAS, prior to the Petition Date, Borrower, from time to time, funded its pro rata share of MSC’s working capital requirements through intercompany loans to Apex Luxembourg and Apex Sweden, such intercompany loans ultimately constituting Shareholder Loans (as such term is defined in the MSC Shareholders Agreement) from Apex Sweden to MSC;

WHEREAS, Borrower has requested that Lender provide a senior secured, super-priority loan facility to Borrower of Thirty-Five Million Dollars (U.S.$35,000,000) (the “Commitment”) to be used solely to fund MSC Shareholder Funding Requests;

WHEREAS, Lender is willing to make certain Post-Petition extensions of credit to Borrower of up to such an amount upon the terms and conditions set forth herein;

WHEREAS, Borrower acknowledges that the funding to be provided hereunder is necessary to preserve the value of Borrower’s indirect interest in MSC and the other Purchased Properties to be acquired by Sumitomo and its Affiliates under the Purchase Agreement;

WHEREAS, Borrower acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to Borrower as provided in this Agreement;

WHEREAS, Borrower has agreed to secure all of its Obligations under the Loan Documents by granting to Lender a first priority security interest in and Lien upon substantially all of Borrower’s assets; and

WHEREAS, Lender’s willingness to extend financial accommodations to Borrower is done solely as an accommodation to Borrower and at Borrower’s request and in furtherance of Borrower’s enterprise.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                      DEFINITIONS; RULES OF INTERPRETATION.  Capitalized terms used in this Agreement and not otherwise defined, including terms in the Recitals hereto, shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.

2.                                      AMOUNT AND TERMS OF THE CREDIT FACILITY.

2.1                                 The Loan.

(a)                                  Advances.

(i)                                     Upon terms and subject to the conditions hereof, including the provisions of Section 4 below, the Loan shall be available for disbursement to Borrower in one or more advances (collectively, the “Advances”).  The Loan may not exceed the Commitment.  The Commitment shall terminate on the Commitment Termination Date.  Except as otherwise set forth in Section 2.10, the entire unpaid balance of the Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(ii)                                  The date the initial Advance is made to Borrower is herein referred to as the “Initial Disbursement Date” and each date a subsequent Advance is made to Borrower is herein referred to as a “Subsequent Disbursement Date.”

(iii)                               When Borrower desires an Advance hereunder, it shall deliver to Lender a disbursement request in the form attached as Exhibit B (a “Disbursement Request”) specifying the amount of the Advance requested to be disbursed on the Initial Disbursement Date or Subsequent Disbursement Date, as applicable (which shall be no less than five (5) Business Days following the date on which the Disbursement Request is received by Lender, unless otherwise agreed by Lender); certifying the purpose for which the proceeds of such Advance will be used, referencing the MSC Projected Cash Forecast and the line item of the MSC Projected Cash Forecast to which such Advance relates and attaching a copy of the written request of MSC’s board of directors for funding from its Stockholders (the “MSC Shareholder Funding Request”) that are to be partly funded with the proceeds of such Advance.

(iv)                              All Advances shall be made on Borrower’s behalf to an MSC account designated by Borrower.

(v)                                 Reliance on Notices.  Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Disbursement Request or similar notice believed by Lender to be genuine, absent manifest error.  Lender may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Lender has actual knowledge to the contrary.

2.2                                 Reserved.

2.3                                 Payments.

(a)                                  Payments.  Borrower shall make each payment under this Agreement, unconditionally in full without set-off, withholding or counterclaim, and except as provided in Section 2.3(b), free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, or any liabilities with respect thereto.  Each payment shall be made not later than 2:00 p.m. (New York time) on the day when due to Lender in Dollars and in immediately available funds, or such other funds as shall be separately agreed upon by Borrower and Lender, in accordance with Lender’s payment instructions.  For purposes of computing interest, all payments shall be deemed received on the Business Day on which immediately available funds thereof are received in the Interest Payment Account prior to 2:00 p.m. (New York time).  Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

(b)                                 Tax Deductions.  Any and all payments by Borrower under this Agreement shall be made without deduction or withholding for or on account of any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with the failure to pay, or delay in paying, any of these) imposed by the Cayman Islands or any political subdivision or taxing authority thereof or therein or any other jurisdiction from or through which Borrower makes payment hereunder (a “Tax Deduction”) unless a Tax Deduction is required by law.  If a Tax Deduction is required by law to be made by Borrower, the payment due from Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.  Borrower shall make any Tax Deduction under this Section 2.3(b), and any payment required in connection with that Tax Deduction, within the time allowed and for the minimum amount required by law; and shall within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, deliver to Lender evidence reasonably satisfactory to Lender that the Tax Deduction has been made or any appropriate payment paid to the relevant Governmental Authority (as applicable).

(c)                                  Extension.  Whenever any payment hereunder shall be stated to be due, or whenever any Interest Payment Date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such Interest Payment Date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder.

(d)                                 Application and Allocation of Payments.

(i)            All payments by Borrower made under this Agreement whether consisting of proceeds of Collateral or otherwise and received prior to the occurrence and continuance of an Event of Default shall be applied to the Obligations as designated by Borrower.  Any amounts so paid shall not be available for re-borrowing.

(ii)           All payments by Borrower made under this Agreement whether consisting of proceeds of Collateral or otherwise and received when an Event of Default has occurred and is continuing or following the Commitment Termination Date shall be applied to amounts in the following order:  (1) to Fees and Lender’s expenses reimbursable hereunder; (2) to interest on the Loan, ratably in proportion to the interest accrued as to the Loan; (3) to principal payments on the Loan; (4) to all other Obligations, including expenses of Lender to the extent reimbursable under Section 2.7; and (5) to Borrower, its successors and assigns, or as a court of competent jurisdiction may direct.

(iii)          After an Event of Default, Lender is authorized to, and at its sole election may, charge to the Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs, interest and principal (other than principal of the Loan) owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due.

2.4                                 Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, Lender hereby is authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any obligations or indebtedness at any time owing by Lender to Borrower against any amounts owed to it by Borrower under this Agreement now or hereafter existing, irrespective of whether or not Lender shall have made any demand under this Agreement and although such Advances may be unmatured.  Lender agrees to promptly notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application and shall not create any liability of Lender.  The rights of Lender under this Section 2.4 are in addition to other rights and remedies (including other rights of set-off) which Lender may have.

2.5                                 Use of Proceeds.

(a)                                  Advances made shall be used solely to fund MSC Shareholder Funding Requests and for no other purpose.

(b)                                 Borrower shall apply, and shall cause each of Apex Luxembourg, Apex Sweden and MSC to apply, the proceeds of each Advance as follows: (A) all such proceeds credited or deemed credited to Borrower shall be used to fund an intercompany loan to Apex Luxembourg in the amount thereof, and such proceeds shall thereupon be deemed credited to Apex Luxembourg; (B) all such proceeds credited or deemed credited to Apex Luxembourg shall be used to fund an intercompany loan to Apex Sweden in the amount of such proceeds, and such proceeds shall thereupon be deemed credited to Apex Sweden; (C) all such proceeds credited or deemed credited to Apex Sweden shall be used to fund Apex Sweden’s pro-rata share of the MSC Shareholder Funding Request requested by MSC, and such proceeds shall thereupon be deemed credited to MSC and shall constitute a Shareholder Loan; and (D) all such proceeds credited or deemed credited to MSC shall be used solely for working capital purposes in respect of line items set forth in the MSC Projected Cash Forecast.

(c)                                  Absent Lender’s written consent, Borrower, Apex Luxembourg, Apex Sweden and MSC shall not be permitted to use the proceeds of any Advance for any other purpose whatsoever.

2.6                                 Interest Rate.

(a)                                  The outstanding principal amount of each Advance shall accrue interest at a rate per annum equal to fifteen percent (15%).  Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

(b)                                 So long as an Event of Default has occurred and is continuing, the Advance shall accrue interest on any unpaid principal from the date such Event of Default occurred until the date the Event of Default ceased to continue, without the need of demand, at a rate per annum equal at all times to six percent (6%) per annum in addition to the Interest Rate, which shall continue to accrue (the “Default Rate”).  Payment of any such interest at the rate described in the preceding sentence shall not constitute a waiver of any Event of Default and shall be without prejudice to the right of Lender to exercise any of its rights and remedies under this Agreement.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the total liability of Borrower for the payment of interest under this Agreement shall not exceed the applicable limit imposed by the usury laws of any applicable jurisdiction.  If Lender receives interest in an amount which exceeds such limit, such excess amount shall be applied instead to the reduction of the unpaid principal balance and not to the payment of interest, or at Lender’s election the surplus shall be remitted to Borrower by Lender, and Borrower hereby agrees to accept such remittance.

2.7                                 Indemnity.  Borrower shall indemnify and hold harmless Lender and its Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as a result of the Obligations and credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and any actions or failures to act in connection therewith, including any and all documented legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents relating to the foregoing (collectively, “Indemnified Liabilities”); provided that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense arises from that Indemnified Person’s gross negligence, willful misconduct or breach of this Agreement, the Interim Order or the Final Order.  No Indemnified Person shall be responsible or liable to any other party to the Loan Document (or any successor, assignee or third-party beneficiary of such Person or any other Person asserting claims derivatively through such party) for indirect, punitive, exemplary or consequential damages which may be alleged as a result of the Obligations and credit having been extended, suspended or terminated under any Loan Document or as a result of any other transaction contemplated hereunder or thereunder.

2.8                                 Single Loan.  The Loan to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Satisfaction Date, by all of the Collateral.

2.9                                 Super-Priority Nature of Obligations and Lender’s Liens.

(a)                                  The priority of Lender’s Liens on the Collateral shall be set forth in the Interim Order and the Final Order.

(b)                                 All Obligations shall constitute administrative expenses of Borrower in the Chapter 11 Case, with administrative priority and senior secured status under Sections 364(c) and 364(d) of the Bankruptcy Code.  Subject to the Carve-Out Amount, such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise as set forth in the Interim Order and the Final Order, and shall at all times be senior to the rights of Borrower, Borrower’s estate, and any successor trustee or estate representative in the Chapter 11 Case or any subsequent proceeding or case under the Bankruptcy Code.  The Liens granted to Lender on the Collateral, and the priorities accorded to the Obligations, shall have the priority and senior secured status afforded by Sections 364(c) and 364(d)(1) of the Bankruptcy Code (all as more fully set forth in the Interim Order and Final Order) senior to all claims and interests other than the Carve-Out Expenses up to the Carve-Out Amount.  The priorities accorded to the Obligations shall have the priority and senior secured status afforded by Sections 364(c) and 364(d)(1) of the Bankruptcy Code (all as more fully set forth in the Interim Order and the Final Order) senior to all claims and interests other than the Carve-Out Expenses up to the Carve-Out Amount.

(c)                                  Lender’s Liens on the Collateral and Lender’s administrative claims under Sections 364(c)(1) and 364(d) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under Section 506(c) of the Bankruptcy Code, provided that Lender’s Lien on the Collateral owned by Borrower shall be subject and subordinate to the following (hereafter referred to as the “Carve-Out Expenses”):  (i) the payment of any unpaid fees payable pursuant to 28 U.S.C. § 1930 (including fees under 28 U.S.C. § 1930(a)(6)) and interest, if any, (ii) the fees due to the Clerk of the Court, (iii) the actual fees and expenses incurred by professionals, for the period prior to the occurrence of an Event of Default (less the unused portion of retainers held by such professionals), retained by an order of the Court entered pursuant to Sections 327, 328 or 1103 of the Bankruptcy Code (the “Case Professionals”), provided they are within the amounts set forth in the Apex Budget or permitted by Section 5.12 and are subsequently allowed by the Bankruptcy Court under Sections 330 and 331 of the Bankruptcy Code; (iv) the payment of, following the occurrence of any Event of Default, after which Lender elects not to continue to provide Borrower with the Loan, or otherwise terminates the Loan, allowed professional fees and disbursements incurred after such Event of Default or termination by all Case Professionals in an aggregate amount not to exceed $2,000,000 and an additional amount not to exceed $20,000 for reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code, if applicable (the “Carve-Out Amount”).  No portion of the Carve-Out Amount, any other proceeds of the Loan, the Collateral or any proceeds thereof, may be used to litigate, object, contest or challenge in any manner or raise any defenses to the debt or collateral position of (x) Lender under this Agreement or any other claims related to this Agreement against Lender or any of the entities owned or controlled by Lender or its Affiliates or (y) DIP Lender in its capacity as the holder of the Sumitomo Secured Lender Claim, whether by challenging the validity, extent, amount, perfection, priority or enforceability of the indebtedness under this Agreement or the Sumitomo Secured Lender Claim, the validity, perfection or priority of any mortgage, security interest or Lien with respect thereto or any other rights or interests or replacement Liens with respect thereto or any other rights, claims or interests of Lender (as Lender or as the holder of the Sumitomo Secured Lender Claim), or by seeking to subordinate or re-characterize the Loan, the Sumitomo Secured Lender Claim or disallow any claim, mortgage, security interest or, Lien by asserting any claims or causes of action, including any actions under Chapter 5 of the Bankruptcy Code, against Lender or its Affiliates (including in its capacity as holder of the Sumitomo Secured Lender Claim), or any of their officers, directors, agents or employees.  In addition, the Carve-Out Amount, any other proceeds of the Loan, any Collateral and the proceeds thereof, and the Cash Collateral shall not be used in connection with (1) preventing, hindering or delaying Lender’s enforcement or realization upon the Collateral or the collateral pledged as security for the Sumitomo Secured Lender Claim once an Event of Default has occurred herewith or an event of default under the Financing Documents (as such term is defined in the Common Security Agreement), (2) selling or otherwise disposing of the Collateral without the consent of Lender, or (3) incurring indebtedness senior to Lender’s Liens hereunder other than as permitted in this Agreement.  Notwithstanding anything to the contrary in this Section 2.9(c), the Borrower shall be entitled to use up to US$250,000 of the Carve-Out Amount to pursue any rights or remedies, or take any actions in respect to such rights or remedies, under the Purchase Agreement provided Borrower is not in contravention of this Section 2.9(c).  Lender shall not be responsible for the direct payment or reimbursement of any fees or disbursements of any Case Professionals incurred in connection with the Chapter 11 Case under any chapter of the Bankruptcy Code, and nothing herein shall be construed to obligate Lender in any way to pay compensation to or to reimburse expenses of any Case Professional, or to guarantee that Borrower have sufficient funds to pay such compensation or reimbursement.

2.10                           Payment of Obligations.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lender shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court; provided, however, (i) if the Commitment Termination Date occurs as a consequence of the occurrence of the effective date of a plan of reorganization consented to by Lender under which Lender (or one of is affiliates) consummates the purchase of the Purchased Properties in accordance with the Purchase Agreement, Lender shall waive and release payment of all Advances outstanding at that time, all interest accrued thereon and all Fees and Charges due and owing Lender at that time and (ii) if the Commitment Termination Date occurs as a consequence of Borrower’s consummation of an Alternative Transaction in accordance with the terms and conditions of the Purchase Agreement, Borrower shall satisfy in full, in immediately available funds, the Obligations, the Sumitomo Secured Lender Claim, the Break-Up Fee and the Reimbursement Amount, within two (2) Business Days following the consummation of such Alternative Transaction.  Borrower agrees to waive any and all claims against Apex Luxembourg, and shall cause Apex Luxembourg to waive any and all claims Apex Luxembourg may have against Apex Sweden, for repayment of principal, accrued interest and any other related obligations outstanding on the intercompany loans made pursuant to Section 2.5, in the event Lender waives the payment of all Advances, accrued interest, Fees and Charges as described in this Section 2.10.  Borrower and Lender expressly acknowledge and agree that the waiver and release by Lender described in this Section 2.10 shall not extend to any Shareholder Loans made with the proceeds of any Advance (such Shareholder Loans shall be included among the Purchased Properties).

2.11                           No Discharge; Survival of Claims.  Borrower agrees that except as otherwise expressly agreed to by Lender (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in the Chapter 11 Case (and Borrower pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the super-priority administrative claim granted to Lender pursuant to the Interim Order and Final Order and described in Section 2.9(b) and the Liens granted to Lender pursuant to the Final Order and described in Section 2.9(c) shall not be affected in any manner by the entry of an order confirming a plan of reorganization in the Chapter 11 Case.

2.12                           Release.  Borrower hereby acknowledges effective upon entry of the Final Order, that it has no defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of Borrower’s liability to repay Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from Lender (solely in its capacity as Lender under this Agreement).  Borrower, on behalf of its bankruptcy estate, and on behalf of its successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, hereby fully, finally and forever Releases and discharges Lender and all of Lender’s past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, Subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past or present actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, against any of the Released Parties, whether held in a Personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Order and the Final Order; provided, however, that nothing herein shall constitute a release of any actions, causes of action, demands, suits, claims, lawsuits, losses or other obligations of any kind or nature whatsoever, whether in law, equity or otherwise, arising out of, connected with or relating to the Purchase Agreement, the Management Services Agreement (as defined in the Purchase Agreement), the Plan Support Agreement or the Sumitomo Secured Lender Claim and the Financing Documents (as defined in the Common Security Agreement).  Borrower expressly acknowledges that the release provided for hereunder is in addition to, and shall not limit in any manner, the releases provided to Lender and Lender’s Affiliates, including, but not limited to, the releases contemplated by the Plan Support Agreement, under and in accordance with any plan of reorganization confirmed in the Chapter 11 Case and the Purchase Agreement.

2.13                           Waiver of Any Priming Rights.  Upon the Closing Date, and for itself and on behalf of its estate, and for so long as any Obligations shall be outstanding, Borrower hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.

2.14                           Reserved.

3.                                     COLLATERAL

3.1                                 Security.  As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and to induce Lender to make the Loan available to Borrower in accordance with the terms hereof, Borrower hereby assigns, creates, grants, conveys, mortgages, pledges, hypothecates and transfers to Lender for Lender’s benefit, first priority Liens (subject to the Carve-Out Amount and the cash collateral (in an amount not to exceed $550,000) in account number 605039224 maintained by HSBC USA National Association and pledged by Borrower to secure payment of that certain letter of credit (and reasonable fees, costs and expenses of issuer) issued in the amount of $500,000 issued by HSBC Bank USA National Association in favor of HSBC Chile and corresponding Boleta de Garantia to Antofagasta Railway Company PLC, dated as of June 25, 2008 and expiring on May 20, 2009, and with the priority established by the Interim Order and Final Order), in accordance with Sections 364(c) and (d) of the Bankruptcy Code in all right, title and interest of Borrower in and to (a) any and all Property, assets and things of value of every kind or type, tangible, intangible, real, personal and fixed, whether now owned or hereafter acquired and wherever located, including Real Estate (including all leasehold interests, mineral Leases, and mineral and water rights), the Cash Collateral Accounts and all other deposit accounts (and all deposits contained therein), accounts, chattel paper (including electronic chattel paper), Instruments, documents (including electronic documents of title), all of Borrower’s rights and claims relating to all deposits and reserves held by utilities and trade creditors, inventory, equipment, general intangibles (including payment intangibles, intellectual property, interests in partnerships and joint ventures (to the extent not prohibited, in which case Lender shall have a Lien on the proceeds of such interests)), tax refunds, letter of credit rights, supporting obligations, commercial tort claims, and investment property, all pursuant to Section 364(c) and (d) of the Bankruptcy Code and, to the extent not otherwise included, (b) all proceeds of each of the foregoing, and (c) all accessions to, substitutions and replacements (including any Property repaired, rebuilt or replaced with casualty insurance proceeds and condemnation awards) for, and insurance and condemnation proceeds, rents, profits and products of each of the foregoing (all of the foregoing, the “Collateral”).

3.2                                 Perfection of Security Interests.

(a)                                  At the reasonable request of Lender and at Borrower’s expense, Borrower shall (i) execute and deliver to Lender documentation satisfactory to Lender evidencing the first priority Liens granted hereby, providing for the perfection of such Liens and evidencing that the automatic stay provisions of Section 362 of the Bankruptcy Code have been modified to permit the execution, delivery and filing of such documentation, and (ii) perform or take any and all steps at any time necessary to perfect, maintain, protect and enforce Lender’s Lien on the Collateral; provided, however, that no such documentation shall be required as a condition to the validity, priority or perfection of any of the Liens created pursuant to this Agreement which first priority security interests and Liens shall be deemed valid and properly perfected upon approval by the Bankruptcy Court of the Interim Order; provided further that no such documentation shall be filed in any jurisdiction with a mortgage, stamp, intangibles or similar tax.

(b)                                 Until all Obligations have been satisfied and paid in full in cash by the Borrower and the Commitment shall have terminated, Lender’s first priority security interest in the Collateral as security for such obligations shall continue in full force and effect.

(c)                                  Notwithstanding the provisions of Section 3.2(a) hereof, or failure on the part of Borrower or Lender to perfect, maintain, protect or enforce Lender’s Lien on the Collateral, the Interim Order or the Final Order, as the case may be, shall automatically, and without further action by any Person, perfect Lender’s Lien against the Collateral.

3.3                                 Cash Collateral Account.  All Cash Collateral shall be deposited by Borrower into the accounts identified on Disclosure Schedule 3.3 subject to Lender’s first priority perfected Lien (collectively, the “Cash Collateral Accounts”).  Such funds shall be held in the Cash Collateral Accounts until such time as the amounts held therein are applied by Borrower to pay normal operating expenses consistent with the Apex Budget (or permitted by Section 5.12), the Interim Order and any Final Order.  So long as no Event of Default shall have occurred and be continuing, amounts held in the Cash Collateral Accounts shall be made available to Borrower to pay normal operating expenses consistent with the Apex Budget (or permitted by Section 5.12).  During the existence of an Event of Default, Lender may apply all amounts held in the Cash Collateral Accounts as required by the second paragraph of Section 2.3(d).  Borrower agrees to use its commercially reasonable efforts to execute and deliver appropriate Control Agreements in respect of the Cash Collateral Accounts on or prior to the fifth Business Day after the effectiveness of the Interim Order or such later time as Lender may agree in its sole discretion.  Lender agrees not to give any direction to the depositary banks in respect of the Cash Collateral Accounts except during the existence of an Event of Default.  Lender agrees to terminate the Control Agreements upon the Satisfaction Date.  Borrower shall deliver to Lender on Monday of each week, or more frequently if requested by Lender, copies of account statements for each of the Cash Collateral Accounts.

3.4                                 Rights of Lender.  Lender may at any time on or after the Commitment Termination Date until the Satisfaction Date, after three (3) Business Days’ prior written notice to Borrower of its intention to do so, notify Account Debtors, parties to contracts with Borrower, obligors on Instruments of Borrower and obligors in respect of chattel paper of Borrower that the right, title and interest of Borrower in and under such accounts, such contracts, such Instruments and such chattel paper have been assigned to Lender and that payments shall be made directly to Lender.  Upon the request of Lender on or after the Commitment Termination Date and prior to the Satisfaction Date, Borrower will so notify such Account Debtor, such parties to contracts, obligors on such Instruments and obligors in respect of such chattel paper.  Upon the occurrence and during the continuation of a Default or an Event of Default, Lender may in its own name or in the name of others communicate with such parties to such accounts, such contracts, such Instruments and such chattel paper to verify with such Persons to Lender’s satisfaction the existence, amount and terms of any such accounts, contracts, Instruments or chattel paper.

3.5                                 Preservation of Collateral.  Lender shall not in any way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to Section 506(c) of the Bankruptcy Code, and the Collateral may not be charged for the incurrence of any such cost.

3.6                                 Lender’s Appointment as Attorney-in-Fact.

(a)                                  Borrower hereby irrevocably constitutes and appoints Lender and any officer of Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in Lender’s own name, from time to time in Lender’s discretion, for the purpose of collecting the Obligations when due in accordance with the provisions of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary and desirable to accomplish such purpose, and, without limiting the generality of the foregoing, hereby gives Lender the power and right, on behalf of Borrower, without notice to or assent from them, to do the following:

(i)            to ask, demand, collect, receive and give acquittances and receipts for any and all monies due and to become due under any Collateral and, in the name of Borrower or Lender’s own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of monies due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all monies due under any Collateral whenever payable and to file any claims or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such monies due under any Collateral whenever payable;

(ii)           to pay or discharge taxes, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or procure any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof, in each case which are not stayed pursuant to the Chapter 11 Case or which are not being contested in accordance with this Agreement; and

(iii)          (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all monies due, and to become due, and to become due thereunder, directly to Lender or as Lender shall direct; (B) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against Borrower, assignments, verifications and notices in connection with accounts and other documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or Releases as Lender may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any trademark, throughout the world for such term or terms, on such conditions, and in such manner, as Lender shall in its sole discretion determine is appropriate to liquidate the Collateral; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at the option of Lender and at Borrower’s expense, at any time, or from time to time, all acts and things which Lender reasonably deems necessary to protect, preserve or realize upon the Collateral and Lender’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as Borrower might do.

(b)                                 Lender agrees that it will forbear from exercising the power of attorney or any rights granted to it pursuant to this Section 3.6 until after the Commitment Termination Date and prior to the Satisfaction Date, or upon the occurrence and during the continuation of an Event of Default.  Borrower hereby ratifies, to the extent permitted by Applicable Law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section is a power coupled with an interest and shall be irrevocable until the Obligations are paid in full in cash and the Commitment has terminated.

(c)                                  The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act, except for its own gross negligence or willful misconduct.

(d)                                 Borrower also authorizes Lender, at any time and from time to time on and after the Commitment Termination Date and prior to the Satisfaction Date, or upon the occurrence and during the continuation of an Event of Default, (i) to communicate, in the name of Borrower or in Lender’s own name (at Lender’s option), with any party to any contract with regard to the assignment of the right, title and interest of Borrower in and under the contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other Instruments or conveyance or transfer with respect to the Collateral.

4.                                     CONDITIONS PRECEDENT

4.1                                 Conditions to the Initial Advance.  Lender shall not be obligated to make the Loan on the Initial Disbursement Date or any Advance on any Subsequent Disbursement Date, until the following conditions have been satisfied or provided for in a manner satisfactory to Lender, or waived in writing by Lender:

(a)                                  Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by Borrower and delivered to Lender; and Lender shall have received such other documents, instruments, and agreements as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex B, each in form and substance reasonably satisfactory to Lender.

(b)                                 Purchase Agreement.  The Purchase Agreement shall have been duly executed by Borrower and the other parties thereto (other than Lender), delivered to Borrower and Lender and the other parties thereto, and remain in full force and effect.  All documentation related to the Purchase Agreement, including the Management Services Agreement, in form and substance acceptable to Lender, shall have been completed.

(c)                                  Plan Support Agreement.  The Plan Support Agreement shall have been executed by Borrower and the other parties thereto (other than Lender), delivered to Borrower and Lender and the other parties thereto, and remain in full force and effect.

(d)                                 Approvals.  Lender shall have received (i) satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, in connection with the filing of the Chapter 11 Case and to the execution, delivery and performance of this Agreement and the other Loan Documents and the payment of all fees, costs and expenses associated with all of the foregoing and/or (ii) an officer’s certificate in form and substance satisfactory to Lender affirming that no such consents or approvals are required.

(e)                                  Bankruptcy Matters.

(i)            Interim Order.  Entry by the Bankruptcy Court of the Interim Order, by no later than five (5) Business Days following the Petition Date, in form and substance satisfactory to Lender, among other things, (x) approving the transactions contemplated hereby, (y) granting a perfected security interest in all Collateral subject only to the Carve-Out Amounts and granting the Obligations a super-priority administrative claim status, and (z) modifying the automatic stay to permit the creation and perfection of Lender’s Liens and automatically vacating the automatic stay to permit enforcement of Lender’s default-related rights and remedies under this Agreement, the other Loan Documents and Applicable Law;

(ii)           Fee Approval and Support Motions.  Borrower shall have filed the Fee Approval Motion and the Support Motion (as such terms are defined in the Purchase Agreement), each in form and substance reasonably satisfactory to the Lender, and in each case no later than three (3) days after the Petition Date; and

(iii)          Plan of Reorganization.  Borrower shall have filed a plan of reorganization no later than three (3) days of the Petition Date, which shall be in form and substance acceptable to Lender.

4.2                                 Further Conditions to the Loan.  Except as otherwise expressly provided herein, Lender shall not be obligated to fund any Advance if, as of the date thereof:

(a)                                  the Advance requested would cause the aggregate outstanding amount of the Loan to exceed the amount then authorized by the Interim Order or the Final Order, as the case may be, or any order modifying, reversing, staying or vacating such order shall have been entered, or any appeal of such order shall have been timely filed;

(b)                                 any representation or warranty by Borrower contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement;

(c)                                  any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance;

(d)                                 a Termination Event (as such term is defined in the Purchase Agreement) has occurred and is continuing; or

(e)                                  (i) the Bankruptcy Court shall not have entered the Final Order on or before the date that is 30 days after the Petition Date, (ii) the Bankruptcy Court shall not have entered the Final Order following the expiration of the Interim Order, (iii) the Interim Order or the Final Order, as the case may be, shall have been vacated, stayed, reversed, modified or amended without Lender’s consent or shall otherwise not be in full force and effect, (iv) a motion for reconsideration of any such order shall have been timely filed or (v) an appeal of any such order shall have been timely filed and such order in any respect is the subject of a stay pending appeal.

The request for and acceptance by Borrower of the proceeds of any Advance shall be each deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 4.2 have been satisfied, and (ii) a reaffirmation by Borrower of the granting and continuance of Lender’s Liens, pursuant to the Collateral Documents.

5.            REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Loan, Borrower makes the following representations and warranties to Lender.  Each of the representations and warranties made herein are subject to the effect of the filing of the Chapter 11 Case.

5.1                                 Organization; Powers.  Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

5.2                                 Authorization; Enforceability.  Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), the transactions contemplated hereby and by the other Loan Documents to be entered into by Borrower are within Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, Stockholder action.  This Agreement has been duly executed and delivered by Borrower and subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) constitutes, and each other Loan Document to which Borrower is a party, when executed and delivered by Borrower will constitute, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.3                                 Governmental Approvals; No Conflicts.  Subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), the transactions to be entered into pursuant to the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the charter, bylaws or other organizational documents of Borrower, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower, except Liens created under the Loan Documents.

5.4                                 Properties.

(a)                                  Borrower has valid property interests in full force and effect with respect to all its real and Personal property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Borrower owns, or is licensed to use, all Intellectual Property material to its business, and the use thereof by Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.5                                 Legal Proceedings.  Other than the Chapter 11 Case or as set forth in Schedule 5.5, there are no Legal Proceedings pending against or, to the knowledge of Borrower, threatened against or affecting Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents.

5.6                                 Compliance with Applicable Laws and Agreements.  Borrower is in compliance with all Applicable Law, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  All material contracts of Borrower are valid and in full force and effect, and are enforceable by Borrower in accordance with their terms.  Borrower has not waived any of its material rights, defenses, setoffs or rights recoupment under any such contracts.

5.7                                 Taxes.  Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings diligently conducted, for which Borrower has set aside on its books adequate reserves, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.8                                 Disclosure.  Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which Borrower and/or MSC is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of any of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder

(as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

5.9                                 Collateral Documents.  The Collateral Documents create in favor of Lender, a legal, valid and enforceable security interest in the Collateral and the Collateral Documents constitute the creation of a fully perfected first priority Lien on, and security interest, in, all right, title and interest of Borrower in all other Collateral, prior and superior in right to any other Person, other than in the case of the Carve-Out Expenses, and the holders of Permitted Encumbrances having priority over the Lien of Lender by operation of law or under a purchase money arrangement.

5.10                           Reserved.

5.11                           MSC Projected Cash Forecast.

(a)                                  Borrower has prepared and delivered to Lender an initial thirteen (13) week MSC Projected Cash Forecast, annexed hereto as Exhibit A.  The initial MSC Projected Cash Forecast has been thoroughly reviewed by Borrower and its management and sets forth for the periods covered thereby, among other things, MSC’s projected weekly operating cash receipts and disbursements for each week commencing with the week ending January 16, 2009 (collectively, the “Projected Information”).  In addition to the initial MSC Projected Cash Forecast, Borrower shall thereafter deliver to Lender an updated MSC Projected Cash Forecast on a weekly basis.

(b)                                 Borrower hereby confirms, acknowledges and agrees that the failure to deliver the initial MSC Projected Cash Forecast or any updated MSC Projected Cash Forecast within the applicable grace period, in form and substance reasonably satisfactory to Lender, as provided in Section 5.11(a) hereof, shall constitute an Event of Default.  Notwithstanding any approval by Lender of the initial MSC Projected Cash Forecast or any subsequent or amended MSC Projected Cash Forecast, Lender will not, and shall not be required to, provide any Advances to Borrower pursuant to the MSC Projected Cash Forecast, but shall only provide the Loan in accordance with the terms and conditions set forth in this Agreement, the Interim Order and the Final Order.  Lender is relying upon Borrower’s delivery of, and compliance with, the MSC Projected Cash Forecast in accordance with this Section 5.11 in determining to enter into the Post-Petition financing arrangements provided for herein.

5.12                           Apex Budget.

(a)                                  Borrower has prepared and delivered to Lender an initial thirteen (13) week Apex Budget, annexed hereto as Exhibit F.  The initial Apex Budget has been thoroughly reviewed by Borrower and its management and sets forth for the periods covered thereby, among other things, Apex’s projected weekly operating cash receipts and disbursements for each week commencing with the week ending January 16, 2009.  In addition to the initial Apex Budget, Borrower shall thereafter deliver to Lender updates to the Apex Budget on a weekly basis (the “Budget Report”).

(b)                                 The Budget Report shall show (i) the actual receipts and disbursements of the Borrower during the period from the initial Apex Budget or the preceding Budget Report; and (ii) a comparison of the actual receipts and disbursements for the Borrower to the receipts and disbursements shown in the Apex Budget both for the preceding reporting period and on a cumulative basis for the period from the Petition Date through the last day of the reporting period in each of the categories set forth in the Apex Budget.

(c)                                  Borrower hereby confirms, acknowledges and agrees that (i) the failure to deliver any Apex Budget or any Budget Report within the applicable grace period, in form and substance reasonably satisfactory to Lender, as provided in this Section 5.12, or (ii) a variance from the aggregate amount of expenditures set forth in the Apex Budget that exceeds twenty percent (20%) on a cumulative basis from the Closing Date until the date of the most recently delivered Apex Budget or Budget Report, shall constitute an Event of Default.  Notwithstanding any approval by Lender of the initial Apex Budget or any subsequent or amended Apex Budget, Lender will not, and shall not be required to, provide any further Advances to Borrower.  Lender is relying upon Borrower’s delivery of, and compliance with, the Apex Budget in accordance with this Section 5.12 in determining to enter into the Post-Petition financing arrangements provided for herein.

5.13                           Reorganization Matters.

(a)                                  The Chapter 11 Case was commenced on the Petition Date in accordance with Applicable Law and proper notice thereof and the proper notice for (x) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (y) the hearing for the approval of the Interim Order, and (z) the hearing for the approval of the Final Order has been or will be given.  Borrower shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b)                                 After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against Borrower now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(1) of the Bankruptcy Code, subject, as to priority only to the Carve-Out Expenses as set forth in the Interim Order and the Final Order.

(c)                                  After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected Lien on all Collateral, subject, as to priority, only to the Carve-Out Expenses up to the Carve-Out Amount as set forth in the Interim Order and the Final Order.

(d)                                 The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect has not been reversed, stayed, modified or amended (without the express written consent of Lender).

(e)                                  Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or Final Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Lender shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under Applicable Law, without further application to or order by the Bankruptcy Court.

6.                                     FINANCIAL STATEMENTS AND INFORMATION

6.1                                 Reports and Notices.  Borrower hereby agrees that from and after the Closing Date and until the Satisfaction Date, it shall deliver to Lender the financial statements, notices and other information at the times, to the Persons and in the manner set forth in Annex C.

6.2                                 Communication with Financial Advisors.  Borrower authorizes Lender to communicate directly with Borrower’s financial advisors, investment bankers and consultants, and authorizes and shall instruct those financial advisors, investment bankers and consultants to communicate to Lender information relating to Borrower with respect to the business, results of operations and financial condition of Borrower.

7.            AFFIRMATIVE COVENANTS

Borrower agrees that from and after the date hereof and until the Satisfaction Date:

7.1                                 Disclosure Statement.  Borrower shall file a disclosure statement with the Bankruptcy Court by January 20, 2009, which shall be, in form and substance, reasonably satisfactory to the Lender.

7.2                                 Information Regarding Collateral.  Borrower will furnish to Lender prompt written notice of any change (i) in Borrower’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of Borrower’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in Borrower’s corporate structure or jurisdiction of organization, or (iv) in Borrower’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization.  Borrower also agrees to promptly notify Lender if any material portion of the Collateral is damaged or destroyed.

7.3                                 Existence; Conduct of Business.  Except as occasioned by the Chapter 11 Case, Borrower will do or cause to be done all things necessary to comply with its respective Governing Documents, and to preserve, renew and keep in full force and effect its (a) legal existence and (b) at all times as may be necessary to effectuate the Sale Transaction, the rights, Licenses, permits, privileges, franchises, Patents, Copyrights, Trademarks and trade names material to the conduct of its business or the business of its Subsidiaries.

7.4                                 Payment of Obligations.  Borrower will pay its Post-Petition Indebtedness and other obligations in accordance with the Apex Budget and as permitted by Section 5.12.

7.5                                 Maintenance of Properties.  Borrower will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation each excepted.

7.6                                 Books and Records; Inspection Rights.  Borrower shall cause MSC to keep proper books of record and account consistent with past practices previously disclosed to Lender and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, including its dealings and transactions with its Subsidiaries.  Borrower will and will cause MSC to permit any representatives designated by Lender to visit and inspect its and MSC’s properties, to examine and make extracts from its and MSC’s books and records, and to discuss its and MSC’s affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

7.7                                 Compliance with Applicable Laws.  Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.8                                 Use of Proceeds.  The proceeds of the Loan made hereunder will be used only as set forth in Section 2.5.  No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

7.9                                 Fee Approval and Support Motions.  The Bankruptcy Court shall have entered orders (a) approving the Fee Approval Motion within ten (10) days of the Petition Date or such later date that the Bankruptcy Court holds a hearing to consider approval of the Fee Approval Motion, which shall, in no event be later than twenty (20) days following the Petition Date, and (b) approving the Support Motion (x) on an interim basis within ten (10) days of the Petition Date and (y) on a final basis within twenty (20) days of the Petition Date, in each case, in form and substance reasonably acceptable to Lender.

7.10                           Further Assurances.

(a)                                  Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of Borrower.  Borrower also agrees to provide to Lender, from time to time upon request, evidence reasonably satisfactory to Lender as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents, including periodic Lien searches as deemed necessary by Lender in its reasonable discretion.

(b)                                 If any material assets are acquired by Borrower after the Closing Date (other than assets constituting Collateral hereunder that become subject to the Lien of Lender upon acquisition thereof), Borrower will notify Lender thereof, and Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by Lender to grant and perfect such Liens, including actions described in paragraph (a) of this Section 7.10, all at the expense of Borrower.

7.11                           Satisfied Liens.  Borrower will use its commercially reasonable efforts to take such steps as are necessary to cause any existing financing statement, mortgage, deed of trust or similar instrument evidencing a security interest or lien securing obligations which have been paid or otherwise satisfied in full to be terminated, released or discharged as appropriate, including making written requests for appropriate instruments of termination or release from the relevant secured parties or collateral agent.  Borrower will provide copies of any such terminations or releases to Lender.

8.                                     NEGATIVE COVENANTS

Borrower agrees that from and after the date hereof until the Satisfaction Date:

8.1                                 Indebtedness and Other Obligations.

(a)                                  Borrower will not create, incur, assume or permit to exist any Post-Petition Indebtedness, except:

(i)            Indebtedness created under the Loan Documents;

(ii)           Indebtedness which may be deemed to exist as of the date hereof, pursuant to any guaranties, performance, surety, statutory appeal or similar obligations incurred in the ordinary course of business;

(iii)          Upon prior notice to Lender, Indebtedness incurred to finance insurance premiums and owing to the applicable insurance company providing the applicable policy; and

(iv)          other unsecured Indebtedness at any time outstanding in the ordinary course of business.

Furthermore, no Indebtedness under clauses (ii), (iii) or (iv) shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the super-priority administrative expense claims of Lender, as set forth herein and in the Interim Order and the Final Order.

8.2                                 Liens.  Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens created under the Loan Documents;

(b)           Permitted Encumbrances;

(c)           Intentionally deleted.

(d)           Liens securing Indebtedness permitted by Section 8.1(a)(iii) (solely with respect to such insurance policies and the proceeds thereof);

(e)           Liens in the nature of the right of setoff in favor of counterparties (including depositories) to contractual agreements with the Borrower in the ordinary course of business; and

(f)            any Lien on any property or asset of Borrower set forth in Schedule 8.2, provided that (i) such Lien shall not apply to any other property or asset of Borrower and (ii) such Lien shall secure only those obligations that it secures as of the Petition Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

8.3                                 Fundamental Changes.

(a)                                  Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.

(b)                                 Borrower will not engage to any material extent in any business other than businesses of the type conducted by Borrower on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto.

8.4                                 Investments, Loans, Advances, Guarantees and Acquisitions.  Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person) any Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)                                  Investments existing on the Closing Date, and set forth on Schedule 8.4;

(b)                                 Investments made in Apex Luxembourg and Apex Sweden pursuant to this Agreement (the proceeds of which Investments Apex Sweden and Apex Luxembourg shall use in accordance with Section 2.5);

(c)                                  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)                                 Loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business;

(e)           Investments in Borrower and its Subsidiaries in accordance with the Apex Budget and as permitted by Section 5.12;

(f)            Cash Equivalents; and

(g)           Investments consisting of auction-rate securities made in the ordinary course of business consistent with past practice.

8.5           Asset Sales.  Borrower will not sell, transfer, lease or otherwise dispose of any asset, including any Stock or other ownership interest, except sales pursuant to or in connection with the Purchase Agreement and disposition of Investments permitted by Section 8.4(e) or (f) in the ordinary course of business.

8.6           Restricted Payments; Certain Payments of Indebtedness.

(a)           Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

(b)           Borrower will not make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (Pre-Petition or otherwise), except:

(i)            payment of regularly scheduled interest, principal payments and other charges, as and when due in respect to any Post-Petition Indebtedness permitted hereunder;

(ii)           refinancings of Indebtedness described in clause (i), above, to the extent permitted by Section 8.1; and

(iii)          without duplication, payments permitted pursuant to the MSC Projected Cash Forecast and the Apex Budget.

8.7           Transactions with Affiliates.  Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a)  transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions expressly contemplated by this Agreement, (c) compensation arrangements for directors, officers and other employees of Borrower entered into in the ordinary course of business, and (d) transactions permitted under the Purchase Agreement.

8.8           Restrictive Agreements.  Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Borrower to create, incur or permit to exist any Lien upon any of its property or assets in favor of Lender, as additional collateral for the Obligations, or otherwise, except as provided for herein below, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) the foregoing shall not apply to customary provisions in Leases restricting the assignment or subleasing thereof.

8.9           Amendment of Material Documents.  Borrower will not terminate, amend, modify or waive any of its rights under (a) its Governing Documents, (b) any Leases the termination of which would result in a Material Adverse Effect), or (c) any other instruments, documents or agreements to the extent that such termination, amendment, modification or waiver of any such instrument, document or agreement would be adverse to the interests of Lender.

8.10         Additional Subsidiaries.  Borrower will not create any additional Subsidiary except as permitted by the Plan Support Agreement.

8.11         Fiscal Year.  Borrower shall not change its fiscal year without furnishing prior written notice to Lender.

8.12         Environmental Laws.  Borrower shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, which, in either event, is reasonably likely to have a Material Adverse Effect.

8.13         Repayment of Indebtedness.  Except pursuant to a confirmed reorganization plan and except as specifically permitted hereunder, Borrower shall not, without the prior written consent of Lender or pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer with respect to any Lien or Indebtedness incurred or arising prior to the filing of the Chapter 11 Case that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

8.14         Chapter 11 Claims.  Borrower shall not incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claims of Lender against Borrower.

9.             TERM

9.1           Termination.  The Commitment contemplated hereby shall be available to Borrower until the Commitment Termination Date, and the Loan and all other Obligations shall be automatically due and payable in full on such date except as otherwise provided for in Section 2.10.

9.2           Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any Commitment under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Lender relating to any unpaid portion of the Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Satisfaction Date; provided that the provisions of Section 13, the payment obligations under Section 2.10, and Borrower’s indemnities contained in the Loan Documents shall survive the Satisfaction Date.

10.          EVENTS OF DEFAULT; RIGHTS AND REMEDIES

10.1         Events of Default.  Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court or any notice to Borrower, and subject to Section 10.2(b), the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Borrower (i) fails to make any payment of principal of, or interest on, Fees owing in respect of, the Loan or any of the other Obligations within three (3) Business Days of when due and payable, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within five (5) days following Lender’s demand for such reimbursement or payment of expenses.

(b)           Borrower fails or neglects to perform, keep or observe (i) any of the provisions of Sections 2.5, 2.7, 2.9, 2.11, 2.12, 2.13, 3.1, 3.2, 3.3, 5.11, 5.12, 7.1, 7.2, 7.3(a), 7.6, 7.7, 7.8, 7.9, 7.10 or 8. and the same shall remain unremedied for five (5) Business Days or more.

(c)           Borrower fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 10.1) in any material respect and the same shall remain unremedied for ten (10) days or more.

(d)           Except for defaults occasioned by the filing of the Chapter 11 Case and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits Borrower from complying or permits Borrower not to comply, a default or breach occurs under any other agreement, document or instrument in respect of Indebtedness in a principal amount exceeding $50,000 entered into either (x) Pre-Petition and which is affirmed after the Petition Date or is not subject to the automatic stay provisions of Section 362 of the Bankruptcy Code, or (y) Post-Petition, to which Borrower is a party that is not cured within any applicable grace period therefor.

(e)           Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(f)            Any Change in Control of Borrower occurs.

(g)           The occurrence of any uninsured loss to any material portion of the Collateral.

(h)           The occurrence of any of the following in the Chapter 11 Case:

(i)            the bringing of a motion, or the execution of a written agreement, or the filing of any plan of reorganization or disclosure statement attendant thereto by Borrower in the Chapter 11 Case:  (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (x) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral; (y) except as provided in the Interim or Final Order, as the case may be, to use Cash Collateral of Lender under Section 363(c) of the Bankruptcy Code without the prior written consent of Lender; or (z) any other action or actions materially adverse to Lender or its rights and remedies hereunder or their interest in the Collateral;

(ii)           the filing by Borrower of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by Borrower or any other Person to which Lender does not consent or the entry of any order terminating Borrower’s exclusive rights to file a plan of reorganization;

(iii)          the entry of an order in the Chapter 11 Case confirming a plan or plans of reorganization that do not contain a provision for termination of the Commitments and repayment in full in cash of all of the Obligations under this Agreement, the Sumitomo Secured Lender Claim, and Lender’s Break-Up Fee and Reimbursement Amount, on or before the effective date of any such plan except as otherwise agreed to by Lender;

(iv)          the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order or the Final Order without the written consent of Lender or the filing of a motion for reconsideration with respect to the Interim Order or the Final Order;

(v)           the Interim Order is not entered on or before five (5) days after the Petition Date;

(vi)          the Final Order is not entered on or before thirty (30) days after the Petition Date;

(vii)         the payment of, or application for authority to pay, any Pre-Petition claim without Lender’s prior written consent unless otherwise permitted under this Agreement;

(viii)        the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against Lender or any of the Collateral;

(ix)           the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a receiver or an examiner in the Chapter 11 Case;

(x)            the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or Borrower shall file a motion or other pleading seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise;

(xi)           the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority, which in either case would have a Material Adverse Effect;

(xii)          the commencement of a suit or action against Lender and, as to any suit or action brought by any Person other than Borrower, officer or employee of Borrower, the continuation thereof without dismissal for thirty (30) days after service thereof on Lender, that asserts or seeks by or on behalf of  Borrower, the U.S. Environmental Protection Agency, any state environmental protection or health and safety agency, any official committee in the Chapter 11 Case or any other party in interest in the Chapter 11 Case, a claim or any legal or equitable remedy that would (a) have the effect of subordinating (x) any or all of the Obligations or Liens of Lender under the Loan Documents to any other claim or (y) the Sumitomo Secured Lender Claim to any other claim or challenging Lender’s security interest in the collateral securing the Sumitomo Secured Lender Claim, or (b) have a material adverse effect on the rights and remedies of Lender under any Loan Document or the collectability of all or any portion of the Obligations;

(xiii)         the entry of an order in the Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(xiv)        the failure of Borrower to perform any of its obligations under the Interim Order, the Final Order or the Fee Approval Order (as such term is defined in the Purchase Agreement);

(xv)         the Purchase Agreement is terminated by either party thereto for any reason; and

(xvi)        the entry of an order in the Chapter 11 Case granting (i) any other super-priority administrative claim or (ii) Lien equal or superior to that granted to Lender, other than the Carve-Out Expenses, in each case as set forth in the Interim Order and the Final Order.

10.2         Remedies.

(a)           If any Event of Default has occurred and is continuing, Lender may, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, subject to the Interim Order and the Final Order, suspend the Loan facility with respect to additional Advances, whereupon any additional Advances shall be made or incurred in Lender’s sole discretion so long as such Default or Event of Default is continuing.  If any Event of Default has occurred and is continuing, Lender may, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, except as otherwise expressly provided herein, increase the rate of interest applicable to the Loan to the Default Rate.

(b)           If any Event of Default has occurred and is continuing, Lender may, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court:  (i) terminate the Loan facility with respect to further Advances; (ii) reduce the Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of the Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; or (iv) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; and pursuant to the Interim Order and the Final Order, the automatic stay of Section 362 of the Bankruptcy Code shall be modified and vacated to permit Lender to exercise its remedies under this Agreement and the Loan Documents, without further notice, application or motion to, hearing before, or order from, the Bankruptcy Court, provided, however, notwithstanding anything to the contrary contained herein, that Lender shall be permitted to exercise any remedy in the nature of a liquidation of, or foreclosure on, any interest of Borrower in the Collateral only upon five (5) Business Days’ prior written notice to Borrower, counsel approved by the Bankruptcy Court for any Committee appointed in the Chapter 11 Case and the United States Trustee and as set forth in the Interim Order or the Final Order (when applicable).  Upon the occurrence of an Event of Default and the exercise by Lender of its rights and remedies under this Agreement and the other Loan Documents, Borrower shall use commercially reasonable efforts to assist Lender in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to Lender.

10.3         Waivers by Borrower.  Except as otherwise provided for in this Agreement or by Applicable Law, Borrower waives:  (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, Instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

11.          RESERVED

12.          SUCCESSORS AND ASSIGNS

12.1         Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Lender and their respective successors and assigns (including, in the case of Borrower, a Debtor-in-Possession on behalf of Borrower), except as otherwise provided herein or therein.  Neither Borrower nor Lender may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the other party.  Any such purported assignment, transfer, hypothecation or other conveyance by Borrower or Lender without the prior express written consent of the other party shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

13.          MISCELLANEOUS

13.1         Complete Agreement; Modification of Agreement.  The Loan Documents and the Purchase Agreement constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 13.2.  Any letter of intent, commitment letter, fee letter or confidentiality agreement, if any, between Borrower and Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect (other than the Working Capital Loan Agreement, which shall remain in full force and effect unaffected by this Agreement or the other Loan Documents), shall be superseded by this Agreement.

13.2         Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by Lender, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower.

(b)           Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Lender to take additional Collateral pursuant to any Loan Document.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(c)           Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Lender, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrower termination statements, mortgage Releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

13.3         No Waiver.  Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 13.2, none of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by or on behalf of Lender, and directed to Borrower specifying such suspension or waiver.

13.4         Remedies.  Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any other agreement, including the other Loan Documents, by operation of Applicable Law or otherwise.  Recourse to the Collateral shall not be required.

13.5         Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

13.6         Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, and subject to the immediately following sentence, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.  NOTWITHSTANDING THE FOREGOING, IF ANY PROVISION IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONFLICTS WITH ANY PROVISION IN THE INTERIM ORDER OR FINAL ORDER, THE PROVISION IN THE INTERIM ORDER OR FINAL ORDER SHALL GOVERN AND CONTROL.

13.7         Confidentiality.  Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by Borrower and designated as confidential for a period of two (2) years following receipt thereof except that Lender may disclose such information (a) to Persons employed or engaged by Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.7 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by Applicable Law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Legal Proceeding to which Lender is a party; or (f) that ceases to be confidential through no fault of Lender.

13.8                           GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE).  BORROWER HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED THAT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER.  BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN ANNEX D OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

13.9                           Notices.

(a)                                  Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the party to be notified and sent to the address or facsimile number indicated in Annex D, or (ii) addressed to such other address as shall be notified in writing to the other parties hereto.  Transmission by electronic mail shall not be sufficient or effective to transmit any such notice under this clause (a).

(b)                                 Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this

Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon Personal delivery, (ii) if delivered by overnight courier service, one (i) Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated in Annex D to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.|

13.10                     Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement between the parties hereto.

13.11                     Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

13.12                     WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

13.13                     Press Releases and Related Matters.  Borrower and Lender shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Legal Proceedings or by obligations pursuant to any listing agreement with any national securities exchange.

13.14                     Reinstatement.  This Agreement shall remain in full force and effect and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed, reduced only by such amount paid and not so rescinded, reduced, restored or returned.

13.15                     Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 13.8 and 13.12, with its counsel.

13.16                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13.17                     Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon Borrower, the estate of Borrower, and any trustee, other estate representative or any successor in interest of Borrower in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Lender and their respective assigns, transferees and endorsees.  The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of Borrower to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Lender file financing statements or otherwise perfect its Liens under Applicable Law.

13.18                     USA PATRIOT Act Notice.  To the extent that Lender is subject to the Patriot Act (as hereinafter defined), Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender, as applicable, to identify Borrower in accordance with the Patriot Act.

13.19                     Lender Standstill.  Notwithstanding anything to the contrary set forth herein, from the date hereof until the Commitment Termination Date, Lender shall and hereby agrees, and shall cause its subsidiaries and Affiliates, to forbear from exercising any rights or remedies, as applicable under the Working Capital Loan Agreement, the Common Security Agreement, the Senior Loan Agreements (as defined in the Common Security Agreement) or any other Financing Document (as defined in the Common Security Agreement) or applicable non-bankruptcy law in respect of any Event of Default (as defined in the Common Security Agreement) under the Common Security Agreement, any and all other defaults under any of the Financing Documents and any and all defaults under the Working Capital Loan Agreement, provided, however, that nothing contained herein shall prevent or otherwise limit Sumitomo or its affiliates from (i) accelerating and sending a notice declaring that the Senior Loans have accelerated and are due and payable, making a written demand for payment of the Guaranteed

Obligations (as such term is defined in the Completion Agreement) pursuant to the Completion Agreement or filing and prosecuting the Sumitomo Senior Lender Claim in the Bankruptcy Court in a manner consistent with the Plan Support Agreement; (ii) now and in the future taking such steps or actions as it or they deem necessary in order to exercise rights and remedies available to Sumitomo under the Senior Loans, the Common Security Agreement, the Sponsor and Pledge Agreement, the Completion Agreement, any other Financing Document, and the Working Capital Loan Agreement following the termination of this Agreement; or (iii) taking any and all steps or actions necessary to protect and preserve its or their security interest in any and all collateral pledged to secure the Senior Loans, the Working Capital Loan Agreement or the Obligations, including, without limitation the perfection or continuation of perfection of its or their liens therein.

IN WITNESS WHEREOF, the parties hereto have caused this Secured, Super-Priority Debtor-in-Possession Credit and Security Agreement to be duly executed and delivered as of the date first above written.

APEX SILVER MINES LIMITED,
as Borrower

By:	/s/ Robert P. Vogels
Name: Robert P. Vogels
Title: Vice President and Controller

SUMITOMO CORPORATION,
as Lender

By:	/s/ Tatsumi Kohara
	Name:	Tatsumi Kohara
	Title:	General Manager, Project and
Structured Finance Dept.

ANNEX A (RECITALS)
TO
CREDIT AGREEMENT
DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to this Agreement:

“Account Debtor” means any Person obligated to make payment on any monetary obligation, now or hereafter owing to the Borrower, evidenced by accounts, Instruments, Chattel Paper, payment intangibles or general intangibles.

“Advance” has the meaning ascribed thereto in Section 2.1(a)(i).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, and (b) each Person that controls, is controlled by or is under common control with such Person.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that with respect to Borrower, the term “Affiliate” shall specifically exclude Lender.

“Agreement” has the meaning ascribed thereto in the preamble hereto.

“Alternative Transaction” has the meaning ascribed thereto in the Purchase Agreement.

“AMM” has the meaning ascribed thereto in the Recitals.

“Apex” has the meaning ascribed thereto in the preamble to this Agreement.

“Apex Budget” means the budget prepared by Borrower (or restructuring advisors acceptable to Lender) and attached hereto as Exhibit F, as modified or supplemented from time to time by additional budgets (covering any time period covered by a prior budget or covering additional time periods) which modifications or supplements shall not have been rejected in writing by Lender in its sole discretion and in each case as to the initial Budget or subsequent modifications or supplements, with such supporting documentation as reasonably requested by Lender in its sole discretion.

“Apex Luxembourg” has the meaning ascribed thereto in the Recitals.

“Apex Sweden” has the meaning ascribed thereto in the Recitals.

“Applicable Law” means as to any Person:  (a) all statutes, rules, regulations, orders, or other requirements having the force of law and applicable to such Person, and (b) all court orders and injunctions, and/or similar rulings and applicable to such Person, in each instance ((a) and (b))

of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person including the Bankruptcy Code.

“Bankruptcy Code” has the meaning ascribed thereto in the Recitals.

“Bankruptcy Court” has the meaning ascribed thereto in the Recitals.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Case.

“Borrower” has the meaning ascribed thereto in the preamble to this Agreement.

“Break-Up Fee” has the meaning ascribed thereto in the Purchase Agreement.

“Budget Report” has the meaning ascribed thereto in Section 5.12(a).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York, New York or Tokyo, Japan.

“Carve-Out Amount” has the meaning ascribed thereto in Section 2.9(c).

“Carve-Out Expenses” has the meaning ascribed thereto in Section 2.9(c).

“Case Professionals” has the meaning ascribed thereto in Section 2.9(c).

“Cash Collateral” means the cash collateral (within the meaning of Section 363 of the Bankruptcy Code) subject to the Liens securing the Obligations or any portion thereof.

“Cash Collateral Account” has the meaning ascribed thereto in Section 3.3.

“Cash Equivalents” means, as at any date of determination, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S & P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the type described in clauses (a) through (e) above.

“Chapter 11 Case” has the meaning ascribed thereto in the recitals to this Agreement.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of Borrower’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Borrower.

“Change in Control” means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (b) any person (within the meaning of the Securities and Exchange Act of 1934, as amended) is or becomes the beneficial owner (with the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power represented by the outstanding capital stock of the Borrower on a fully diluted basis, whether as a result of the issuance of securities of the Borrower, any merger, consolidation, or otherwise.

“Closing Date” means the date of this Agreement.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with this Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex B.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” has the meaning ascribed thereto in Section 3.1.

“Collateral Documents” means all agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Commitment” means the aggregate commitment of Lender to make Advances, which aggregate commitment shall be thirty-five million Dollars ($35,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Commitment Termination Date” means the earliest of (a) March 31, 2009, (b) the date of termination of Lender’s obligations to make Advances or permit the Loan to remain outstanding pursuant to Section 10.2, (c) thirty day (30) days after the Petition Date if the Final Order has not been entered by the Bankruptcy Court by such date, (d) the date of entry of an order of the Bankruptcy Court confirming a plan of reorganization consented to by Lender consistent with the Plan Support Agreement under which Lender or its affiliate consummates the purchase of the Purchased Properties in accordance with the Purchase Agreement, and (e) Borrower’s or its affiliates’ entry into definitive documentation to consummate an Alternative Transaction.

“Committees” means collectively, the official committee of unsecured creditors and any other committee formed, appointed, or approved in the Chapter 11 Case and each of such committees shall be referred to herein as a Committee.

“Common Security Agreement” means that certain Common Security Agreement, dated as of December 1, 2005 (as amended from time to time), among MSC, Borrower, Apex Sweden, Apex Luxembourg, Apex Silver Finance, Ltd., AMM, Lender, SC Minerals, Comercial Merales Blancos AB, BNP Paribas, Barclays Capital, Corporacion Andina De Fomento, JPMorgan Chase Bank, N.A. and the other parties thereto.

“Completion Agreement” means that certain Completion Agreement, dated as of December 1, 2005, as amended, among ASML, Barclays Capital, BNP Paribas and JPMorgan Chase Bank, N.A..

“Compliance Certificate” has the meaning ascribed thereto in Exhibit E.

“Control Agreement” means with respect to “Securities Accounts” or “Deposit Accounts” (as each is defined in the Code), an agreement, in form and substance satisfactory to the Lender, which effectively gives “control” (as defined in the UCC) to the Lender in such Securities Account and all Investment contained therein or such Deposit Account and all funds contained therein.

“Copyright License” means any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by Borrower:  (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof; and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

 “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed thereto in Section 2.6(b).

“Disbursement Request” has the meaning ascribed thereto in Section 2.1(a)(iii).

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Schedules 3.3, 5.5, 8.1, 8.2, and 8.4 in this Agreement.

“Dollars” or “$” means lawful currency of the United States of America.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a hazardous material whether on, at, in, under, from or about or in the vicinity of any real or Personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located and, in any event, including all Borrower’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling Stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of Real Estate, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Event of Default” has the meaning ascribed thereto in Section 10.1.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Lender pursuant to this Agreement or any of the other Loan Documents.

“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be satisfactory in form and substance to Lender, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless Lender waives such requirement, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to Lender, which, among other matters but not by way of limitation, authorizes Borrower to obtain credit, incur Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super priority of Lender’s claims, substantially in the form of Exhibit D.

“Financial Officer” means, with respect to Borrower, the chief financial officer, vice president of finance, director of finance, treasurer, controller or assistant controller of Borrower.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by Borrower.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational or governing documents of such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than three (3) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) and (d) with respect to Borrower, the Obligations.

“Indemnified Liabilities” has the meaning ascribed thereto in Section 2.7.

“Indemnified Person” has the meaning ascribed thereto in Section 2.7.

“Initial Disbursement Date” has the meaning ascribed thereto in Section 2.1(a)(ii).

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Interest Payment Account” means such account as specified in writing by Lender as the “Interest Payment Account.”

“Interest Payment Date” means each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Interest Rate” means the rate of interest set forth in Section 2.6(a), together with any applicable increases thereon.

“Interim Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other Applicable Law), together with all extension, modifications, and amendments thereto, in form and substance satisfactory to Lender, which, among other matters but not by way of limitation, authorizes, on an interim basis, Borrower to execute and perform under the terms of this Agreement and the other Loan Documents, substantially in the form of Exhibit C.

“Investment” means (a) any Stock, evidence of Indebtedness or other security of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable in the ordinary course of business and payable in accordance with customary trade terms) to another Person, (c) any purchase of (i) Stock or other securities of another Person, or (ii) any business or undertaking of any Person (whether by purchase of assets or securities), (d) any commitment or option to make any such purchase, or (e) any other investment, in all cases whether now existing or hereafter made.

“Law” or “Laws” means any national, regional, or local, or any foreign, statute, law, code, ordinance, rule, regulation, resolution, judgment, regulatory agreement with a Governmental Authority, or general principle of common or civil law or equity.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which Borrower is entitled to the use or occupancy of any space in a structure, land, improvement or premise for any period of time.

“Legal Proceeding” means any private or governmental action, suit, complaint, claim, demand, arbitration, legal, or judicial or administrative proceeding or investigation, whether civil, criminal, or of any other nature.

“Lender” has the meaning set forth in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means, at any time, the aggregate amount of Advances outstanding to Borrower.

“Loan Documents” means this Agreement, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower or any employee of Borrower, and delivered to Lender in connection with this Agreement or the transactions contemplated thereby, including the Interim Order and the Final Order; provided, however, that the Purchase Agreement shall not be included in such definition.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Margin Stock” has the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect, other than the filing of the Chapter 11 Case, on (a) the business, assets, operations, or financial or other condition of Borrower considered as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, or (d) Lender’s rights and remedies under the Agreement and the other Loan Documents.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events, other than the filing of the Chapter 11 Case, would result in a Material Adverse Effect.  The definition shall exclude any effect resulting from general economic conditions.

“MSC” has the meaning ascribed thereto in the Recitals.

“MSC Projected Cash Forecast” means the cash flow forecast prepared by Borrower in respect of MSC and attached hereto as Exhibit A, as modified or supplemented from time to time by additional cash flow forecasts (covering any time period covered by a prior MSC Projected Cash Forecast or covering additional time periods) which modifications or supplements shall not have been rejected in writing by Lender in its sole discretion and in each case as to the initial MSC Projected Cash Forecast or subsequent modifications or supplements, with such supporting documentation as reasonably requested by Lender in its sole discretion.

“MSC Shareholder Funding Request” has the meaning ascribed thereto in Section 2.1(a).

“MSC Shareholders Agreement” means the shareholders agreement by Apex Luxembourg, Apex Sweden, Old Metals, SC Minerals, and MSC dated September 25, 2006.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Lender (or any of its respective Affiliates), and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, expenses, attorneys’ fees, and any other sum chargeable to Borrower under this Agreement or any of the other Loan Documents.

“Patent License” means rights under any written agreement now owned or hereafter acquired by Borrower granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which Borrower now holds or hereafter acquires any interest:  (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” has the meaning ascribed thereto in Section 13.18.

“Permitted Encumbrances” means the following encumbrances:  (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.7 or to the extent that Borrower does not take any action (including by way of motion or application to the Bankruptcy Court) to pay, and are permitted under the Bankruptcy Code to not pay, such charges; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, wage, vacation pay, old-age pension, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the repayment of borrowed money) or Leases to which Borrower is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) deposits securing, or in lieu of, surety, appeal, performance or customs bonds in proceedings to which Borrower is a party; (f) any attachment or judgment Lien not constituting an Event of Default under Section 10.1(h)(i); (g) zoning restrictions, easements, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (h)  purported Liens evidenced by the filing of precautionary UCC and PPSA financing statements relating solely to operating leases or the consignment of personal property entered into in the ordinary course of business; (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and securing obligations that are not overdue by more than 30 days; and (j) any Lien primed pursuant to the Interim Order or Final Order or otherwise junior to the Liens granted hereunder.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” has the meaning ascribed thereto in the recitals to this Agreement.

“Plan Support Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Post-Petition” means the time period beginning immediately upon the filing of the Chapter 11 Case.

“Pre-Petition” means the time period ending immediately prior to the filing of the Chapter 11 Case.

“Project Finance Lenders” means BNP Paribas, Barclays Bank PLC, Australia and New Zealand Banking Group Limited, KfW, Natixis, Caterpillar Financial Services (UK) Ltd., N M Rothschild & Sons Limited, Export Development Canada, Fortis Capital Corp., Nordkap Bank AG, Firstrand (Dublin) PLC, and Corporación Andina de Fomento.

“Projected Information” has the meaning ascribed thereto in Section 5.11(a).

“Property” means to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Agreement” has the meaning ascribed thereto in the Recitals.

“Purchased Properties” has the meaning ascribed thereto in the Recitals.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by Borrower, including all easements, rights-of-way, and similar rights relating thereto and all Leases, tenancies, and occupancies thereof.

“Regulation U” means Regulation U of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Amount” has the meaning ascribed thereto in the Purchase Agreement.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Released Parties” has the meaning ascribed thereto in Section 2.12.

“Restricted Payment” means, with respect to Borrower, (a) the payment of any dividend or the making of any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Borrower’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Borrower now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Borrower’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Borrower other than payment of compensation in the ordinary course of business to Stockholders who are employees or directors of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Borrower to any Stockholder of Borrower or its Subsidiaries.

“Sale Transaction” means the transaction contemplated pursuant to the Purchase Agreement or any Alternative Transaction.

“Satisfaction Date” means the date on which (i) Lender has waived payment of all then outstanding Advances, accrued interest, Fees and charges pursuant to Section 2.10 or (ii) (a) the Loan has been indefeasibly repaid in full in cash, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged (other than indemnification Obligations not yet due and payable), and (c) Borrower shall have no further right to borrow any monies under this Agreement.

“Senior Loans” means, collectively, the loans made under that certain (i) Loan Agreement, dated as of December 1, 2005, with BNP Paribas, Barclays Bank PLC and certain Senior Lenders and (ii) Senior Loan Agreement, dated as of December 1, 2005, with Corporación Andina de Fomento.

“Sponsor and Pledge Agreement” means that certain Sponsor and Pledge Agreement, dated as of December 1, 2005, as amended, by and among ASML and JPMorgan Chase Bank, N.A.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common Stock, preferred Stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means any Indebtedness of Borrower subordinated to the Obligations in a manner and form satisfactory to Lender in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsequent Disbursement Date” has the meaning ascribed thereto in Section 2.1(a).

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Sumitomo Secured Lender Claim” means Sumitomo’s claim under the Completion Agreement that has been secured by, amongst other collateral, Borrower’s equity interest in Apex Luxembourg, inclusive of the claims assigned to it by the Project Finance Lenders.

“Support Motion” has the meaning ascribed thereto in the Purchase Agreement.

“Tax Deduction” has the meaning ascribed thereto in Section 2.3(b).

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes or Charges imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or conduct business or any political subdivision thereof.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by Borrower granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by Borrower:  (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States

Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Working Capital Loan Agreement” means that certain Loan Agreement, dated as of August 11, 2008, by and between MSC and SC Minerals, as amended by that certain First Amendment to Loan Agreement dated October 1, 2008, that certain Second Amendment to Loan Agreement dated October 31, 2008, that certain Third Amendment to Loan Agreement dated November 27, 2008, that certain Fourth Amendment to Loan Agreement dated December 17, 2008, and as further amended, modified, supplemented or amended and restated from time to time.

All undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles of the Code, the definition in Article 9 shall control.  Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  References to any agreement, document, or instrument shall be construed at a particular time to refer to such agreement, document or instrument as the same may have been amended, modified, supplemented or replaced as of such time pursuant to the terms thereof.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower have actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (SECTION 4.1(A))
TO
CREDIT AGREEMENT
CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 4 of this Agreement, pursuant to Section 4.1, the following items must be received by Lender in form and substance reasonably satisfactory to Lender on or prior to the date of the initial Advance (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to this Agreement):

A.            Appendices.  All Appendices to this Agreement, in form and substance reasonably satisfactory to Lender.

B.            Security Interests.  Evidence satisfactory to Lender that Lender has a valid and perfected security interest in the Collateral.

C.            Governing Documents and Bylaws.  Governing Documents, including bylaws or the equivalent thereof, together with all amendments thereto, for Borrower.

D.            Good Standings and Resolutions.  For Borrower, (a) (i) good standing certificates in its jurisdiction of incorporation, and (b) resolutions of its Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party and the transactions to be consummated in connection therewith, certified as of the Closing Date by Borrower’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

E.             Incumbency Certificates.  For Borrower, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

F.             Officer’s Certificate.  Lender shall have received duly executed originals of a certificate of a Financial Officer of Borrower, dated the Closing Date, stating that, except for the commencement of the Chapter 11 Case and since the date Borrower filed its last financial statement with the Securities and Exchange Commission (the “SEC”): (i) no Legal Proceedings has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by this Agreement and the other Loan Documents; and (ii) there have been no material Restricted Payments made by Borrower.

G.            MSC Projected Cash Forecast.  Lender shall have received the initial MSC Projected Cash Forecast described in Section 5.11.

H.            Apex Budget.  Lender shall have received the initial Apex Budget described in Section 5.12.

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Lender may in its sole discretion defer, and thereby waive as a funding condition hereunder, the execution and delivery of one or more of the foregoing items or any other Loan Document or Disclosure Schedule or the execution, delivery or provision any of the documents or other items to be executed and delivered or provided pursuant to this Annex B and the satisfaction of any condition related thereto.  In the event of such a deferral and waiver as to any Loan Document, Disclosure Schedule or other document or item, Borrower agrees to execute and deliver such Loan Document or Disclosure Schedule or, as the case may be, execute and deliver or provide such other document or item, in each case, in form and substance satisfactory to Lender, as soon as practicable, but in any event not later than ten (10) days following the date of the Initial Advance, or such later date as Lender may agree.

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ANNEX C (SECTION 6.1)
TO
CREDIT AGREEMENT
FINANCIAL STATEMENTS– REPORTING

(a)           Financial Statements and Other Information:  Borrower will promptly furnish to Lender the following:

(i)            any annual or quarterly financial statements prepared in the ordinary course of business (it being understood that if Borrower files annual or quarterly reports with the SEC on Form 10-K or 10-Q, as the case may be, the filing of such report with the SEC shall satisfy the requirements of this clause (i));

(ii)           concurrently with any delivery of financial statements under clauses (i) above, a certificate of a Financial Officer of Borrower in the form of Exhibit E (a “Compliance Certificate”) certifying, to the best of his or her knowledge, as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(iii)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower and MSC, or compliance with the terms of any Loan Document, as Lender may reasonably request.

(b)           Notices of Material Events.  Borrower will furnish to Lender prompt written notice of the following:

(i)            the occurrence of any Default or Event of Default;

(ii)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii)          any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(iv)          any change in Borrower’ executive officers;

(v)           any failure by Borrower to pay rent accruing Post-Petition at any of Borrower’ locations, which failure continues for more than ten (10) days following the day on which such rent first came due;

(vi)          the discharge by Borrower of its present independent accountants or any withdrawal or resignation by such independent accountants; and

(vii)         the filing of any Lien for unpaid taxes against Borrower.

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Each notice delivered under this Annex C shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

(c)           Bankruptcy Matters.  Borrower will furnish to Lender copies of all monthly reports, projections, or other information respecting Borrower’s business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of Borrower with the Bankruptcy Court (including any documents filed under seal with the Bankruptcy Court) or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Case) or the Committee, promptly after the time such document is filed with the Bankruptcy Court, or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Case) or the Committee.  Notice of any such motion, pleading or application provided to Lender, shall satisfy any other applicable notice requirements hereunder.

(d)           MSC Projected Cash Forecast.  From and after the Closing Date, Borrower shall furnish Lender with an updated MSC Projected Cash Forecast at least every week.  By no later than 5:00 p.m. (Eastern time) on the Tuesday (or, if not a Business Day, on the next Business Day thereafter) of each week commencing on the week prior to the first Loan Advance Date, Borrower shall furnish to Lender, in form and substance reasonably satisfactory to Lender, a report that sets forth for the immediately preceding period back to the Closing Date, the actual cash disbursements in comparison to the Projected Information for such periods set forth in the MSC Projected Cash Forecast on a cumulative, roll-forward basis.

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ANNEX D (SECTION 13.9)
TO
CREDIT AGREEMENT
NOTICE ADDRESSES

(A)	If to Lender, at:

Sumitomo Corporation
8-11, Harumi, 1-chome
Chuo-ku, Tokyo, 104-8610
Japan
	Tel:	+81-3-5166-4319
	Fax:	+81-3-5166-6423
	Attn:	Attn: General Manager, San Cristobal Project Dept.

	Copy:	Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Attn: Michael Graffagna, Norman S. Rosenbaum

If to Borrower, at:

Apex Silver Mines Limited
1700 Lincoln Street, Suite 3050
Denver, Colorado 80203
Facsimile: (303) 839-5907
	Attn:	Chief Financial Officer

	Copy:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Richard S. Lincer, Sean A. O’Neal

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